Exhibit 99.1
HILLENBRAND INDUSTRIES, INC. AND PLAINTIFFS’ ATTORNEYS
ENTER INTO A DEFINITIVE AGREEMENT TO SETTLE SPARTANBURG
ANTITRUST CLASS ACTION LITIGATION
BATESVILLE, INDIANA, Friday, February 3, 2006 — Hillenbrand Industries, Inc. (NYSE:HB) and its Hill-Rom, Inc. and Hill-Rom Company, Inc. subsidiaries announced today that the United States District Court for the District of South Carolina preliminarily approved a definitive settlement agreement entered into with Spartanburg Regional Healthcare System and its attorneys to settle the antitrust class action litigation brought by Spartanburg against Hillenbrand and Hill-Rom for $337.5 million. The settlement agreement contains detailed terms of the previously announced memorandum of understanding and includes Hill-Rom’s commitment to continue certain Company-initiated practices. The cost of the settlement, along with estimates of certain legal and other costs to complete the settlement, was fully accrued by Hillenbrand in the fourth quarter of its 2005 fiscal year, which ended September 30, 2005.
The proposed settlement and any payment to class members are subject to final court approval of the agreement following notice to class members. The court hearing for final approval is expected to occur some time in the late spring or early summer of 2006. When finalized, the settlement is expected to resolve all of the plaintiffs’ claims and those of U.S. and Canadian purchasers or renters of Hill-Rom products from 1990 through the date of the agreement. It is anticipated that within the next month class members will be notified of their settlement rights either by mail from the settlement administrator or by publication.
After funding the settlement, $50 million of which will occur 30 days after receipt of preliminary court approval with the remainder expected approximately 30 days following final court approval, Hillenbrand will continue to have a solid financial position with continued strong operating cash flows, and remaining availability under its revolving credit facility and shelf registration statement to fund the execution of its strategic initiatives. As of December 31, 2005, the company had untapped availability of approximately $385.3 million under its revolving credit facility and $750.0 million available under a shelf registration statement. Additionally, as of December 31, 2005, Hillenbrand had available cash and short-term investments of $196.1 million.
Editor’s Note: On June 30, 2003, Spartanburg filed a purported antitrust class action lawsuit against Hillenbrand and Hill-Rom in South Carolina District Court alleging violations of federal antitrust laws. Spartanburg claimed injuries caused by Hill-Rom’s discounting practices, which allegedly harmed competition and resulted in higher prices for standard and/or specialty hospital beds and/or architectural and in-room products. Details of the litigation are set forth in Hillenbrand’s most recent annual filing with the Securities and Exchange Commission.

ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries, Inc, headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by John A. Hillenbrand and in 2005 grew to over $1.27 billion in revenues as a leading manufacturer of equipment for the health care industry and a provider of associated services for wound, pulmonary and circulatory care. It is also a provider of medical equipment outsourcing and asset management services. Hill-Rom employs more than 6,300 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 under Mr. Hillenbrand’s leadership and has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs more than 3,000 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2005, Batesville Casket’s revenues exceeded $659 million.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, costs and availability of raw materials, the success of the Company’s restructuring, realignment and cost reduction efforts, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, tax-related matters, potential exposure to antitrust, product liability or other claims, failure of the Company to execute its acquisition strategy through the consummation and successful integration of acquisitions and the ability to retain executive officers and other key personnel. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005. The Company assumes no obligation to update or revise any forward-looking statements.
CONTACTS: Financial Analysts and Investors and News Media: Patrick de Maynadier, Vice President and General Counsel, 812.934.7670, of Hillenbrand Industries. www.hillenbrand.com

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